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                                                                EXHIBIT 99(d)(4)


   FROM THE BOARD OF DIRECTORS OF NNEWCO-KING, INC.

   To the Stockholders of Spectex Industries, Inc.

   NOTICE IS HEREBY GIVEN that, a certificate of merger between Spectex Industries, Inc. and this Company has been filed with the Secretary of State of Albany and is effective now. A copy of the same is enclosed herewith.

   By order of the Board of Directors of Nnewco-King, Inc.